OMB APPROVAL
OMB Number: 3235-0145
Expires: February 28, 2009
Estimated average burden Hours per response 10.4

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Harbor Acquisition Corporation
-------------------------------------------------------------------------------
(Name of Issuer)

Common Stock
-------------------------------------------------------------------------------
(Title of Class of Securities)

41145X107
----------------------------------------
(CUSIP Number)

May 19, 2008
-------------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]           Rule 13d-1(b)

[X]           Rule 13d-1(c)

[  ]           Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD control number.

SEC 1745 (3-06)

--------------------------------------------------------
CUSIP No. 41145X107
--------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
1	Names of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Korenvaes Capital Management LP
20-0173173
---------------------------------------------------------------------------------------------------------------------------------
2	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ X ]
---------------------------------------------------------------------------------------------------------------------------------
3	SEC Use Only
---------------------------------------------------------------------------------------------------------------------------------
4	Citizenship or Place of Organization

Texas
---------------------------------------------------------------------------------------------------------------------------------

Number of	5	Sole Voting Power 1,680,994
--------------------------------------------------------------------------------------------------------------------------------------------------------------
Shares
Beneficially	6	Shared Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------------------------------
Owned by
Each	7	Sole Dispositive Power 1,680,994
--------------------------------------------------------------------------------------------------------------------------------------------------------------
Reporting
Person With:	8	Shared Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------------------------------------
9	Aggregate Amount Beneficially Owned by Each Reporting Person

1,680,994
--------------------------------------------------------------------------------------------------------------------------------------------------------------
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------------------------------------------------------------------------------------
11	Percent of Class Represented by Amount in Row (9)

10.0%
--------------------------------------------------------------------------------------------------------------------------------------------------------------
12	Type of Reporting Person (See Instructions)

IA, PN
--------------------------------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------
	CUSIP No. 41145X107
----------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
1	Names of Reporting Persons
	I.R.S. Identification Nos. of above persons (entities only)

	Harlan B. Korenvaes
---------------------------------------------------------------------------------------------------------------------------------
2	Check the Appropriate Box if a Member of a Group(See Instructions)

	(a) [ ]
	(b) [ X ]
---------------------------------------------------------------------------------------------------------------------------------
3	SEC Use Only
---------------------------------------------------------------------------------------------------------------------------------
4	Citizenship or Place of Organization

	United States
---------------------------------------------------------------------------------------------------------------------------------

Number of	5	Sole Voting Power 1,680,994
-------------------------------------------------------------------------------------------------------------------------------------------------------------------
Shares
Beneficially	6	Shared Voting Power 0
-------------------------------------------------------------------------------------------------------------------------------------------------------------------
Owned by
Each	7	Sole Dispositive Power 1,680,994
-------------------------------------------------------------------------------------------------------------------------------------------------------------------
Reporting
Person With:	8	Shared Dispositive Power 0
-------------------------------------------------------------------------------------------------------------------------------------------------------------------
9	Aggregate Amount Beneficially Owned by Each Reporting Person

	1,680,994
-------------------------------------------------------------------------------------------------------------------------------------------------------------------
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------------------------------------------------------------------
11	Percent of Class Represented by Amount in Row (9)

	10.0%
-------------------------------------------------------------------------------------------------------------------------------------------------------------------
12	Type of Reporting Person (See Instructions)

	IN, HC
-------------------------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------
CUSIP No. 41145X107
------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
1	Names of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Korenvaes LLC
20-1419253
---------------------------------------------------------------------------------------------------------------------------------
2	Check the Appropriate Box if a Member of a Group(See Instructions)

(a) [ ]
(b) [ X ]
---------------------------------------------------------------------------------------------------------------------------------
3	SEC Use Only
---------------------------------------------------------------------------------------------------------------------------------
4	Citizenship or Place of Organization

Texas
---------------------------------------------------------------------------------------------------------------------------------

Number of	5	Sole Voting Power 1,680,994
---------------------------------------------------------------------------------------------------------------------------------------------------------
Shares
Beneficially	6	Shared Voting Power 0
---------------------------------------------------------------------------------------------------------------------------------------------------------
Owned by
Each	7	Sole Dispositive Power 1,680,994
---------------------------------------------------------------------------------------------------------------------------------------------------------
Reporting
Person With:	8	Shared Dispositive Power 0
---------------------------------------------------------------------------------------------------------------------------------------------------------
9	Aggregate Amount Beneficially Owned by Each Reporting Person

1,680,994
---------------------------------------------------------------------------------------------------------------------------------------------------------
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

---------------------------------------------------------------------------------------------------------------------------------------------------------
11	Percent of Class Represented by Amount in Row (9)

10.0%
---------------------------------------------------------------------------------------------------------------------------------------------------------
12	Type of Reporting Person (See Instructions)

OO
---------------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------
CUSIP No. 41145X107
------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
1	Names of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Korenvaes Capital Partners LP
20-0254791
---------------------------------------------------------------------------------------------------------------------------------
2	Check the Appropriate Box if a Member of a Group(See Instructions)

(a) [ ]
(b) [ X ]
---------------------------------------------------------------------------------------------------------------------------------
3	SEC Use Only
---------------------------------------------------------------------------------------------------------------------------------
4	Citizenship or Place of Organization

Delaware
---------------------------------------------------------------------------------------------------------------------------------

Number of	5	Sole Voting Power 0
---------------------------------------------------------------------------------------------------------------------------------------------------------
Shares
Beneficially	6	Shared Voting Power 1,680,994
---------------------------------------------------------------------------------------------------------------------------------------------------------
Owned by
Each	7	Sole Dispositive Power 0
---------------------------------------------------------------------------------------------------------------------------------------------------------
Reporting
Person With:	8	Shared Dispositive Power 1,680,994
---------------------------------------------------------------------------------------------------------------------------------------------------------
9	Aggregate Amount Beneficially Owned by Each Reporting Person

1,680,994
---------------------------------------------------------------------------------------------------------------------------------------------------------
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

---------------------------------------------------------------------------------------------------------------------------------------------------------
11	Percent of Class Represented by Amount in Row (9)

10.0%
---------------------------------------------------------------------------------------------------------------------------------------------------------
12	Type of Reporting Person (See Instructions)

PN
---------------------------------------------------------------------------------------------------------------------------------------------------------

Item 1(a)	Name of Issuer
Harbor Acquisition Corporation

Item 1(b)	Address of Issuer's Principal Executive Offices
400 Crown Colony Drive, Suite 104
Quincy, Massachusetts 02169

Item 2(a)	Name of Person Filing
Korenvaes Capital Management LP, Harlan B. Korenvaes, Korenvaes LLC, and Korenvaes Capital Partners LP.

Harlan B. Korenvaes is the managing member and control person of Korenvaes LLC.  Korenvaes LLC is the general partner of Korenvaes Capital Management LP.  Korenvaes Capital Management LP is the general partner and investment manager of Korenvaes Capital Partners LP, a security holder of the issuer.

Item 2(b)	Address of Principal Business Office or, if none, Residence
200 Crescent Court, Suite 1070
Dallas, TX 75201

Item 2(c)	Citizenship
See the response(s) to Item 4 on the attached cover page(s).

Item 2(d)	Title of Class of Securities
Common Stock

Item 2(e)	CUSIP Number
41145X107

Item 3	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not Applicable

Item 4	Ownership

(a) Amount Beneficially owned:
See the response(s) to Item 9 on the attached cover page(s).

(b) Percent of Class:

See the response(s) to Item 11 on the attached cover page(s), which was determined by dividing the number of shares beneficially held by the Reporting Person by 16,800,000, the number of shares of common stock issued and outstanding as reported in the Issuer’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 20, 2008

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:
See the response(s) to Item 5 on the attached cover page(s).

(ii) Shared power to vote or to direct the vote:
See the response(s) to Item 6 on the attached cover page(s).

(iii) Sole power to dispose or to direct the disposition of:
See the response(s) to Item 7 on the attached cover page(s).

(iv) Shared power to dispose or to direct the disposition of:
See the response(s) to Item 8 on the attached cover page(s).

Item 5	Ownership of Five Percent or Less of a Class.
Not Applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.
Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not Applicable.

Item 8	Identification and Classification of Members of the Group.
Not Applicable.

Item 9	Notice of Dissolution of Group.
Not Applicable.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:	May 22, 2008
KORENVAES CAPITAL MANAGEMENT LP

By: KORENVAES LLC
General Partner

By: /s/ HARLAN B. KORENVAES

Name: Harlan B. Korenvaes
Title: Managing Member

/s/ HARLAN B. KORENVAES

Name: Harlan B. Korenvaes

KORENVAES LLC

By: /s/ HARLAN B. KORENVAES

Name: Harlan B. Korenvaes
Title: Managing Member

KORENVAES CAPITAL PARTNERS LP

By: KORENVAES CAPITAL MANAGEMENT LP
General Partner

By: KORENVAES LLC
General Partner

By: /s/ HARLAN B. KORENVAES

Name: Harlan B. Korenvaes
Title: Managing Member